                                                                   EXHIBIT 10.5

                                   AGREEMENT

     THIS AGREEMENT dated April 10, 1996 is by and among HGI REALTY, INC. (the "Corporation"), HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP (the "Operating Partnership") (the Corporation and the Operating Partnership being collectively referred to herein as the "Company"), and ALAN GLEN ("Glen").


                                    RECITALS

     A. The Company and Glen are parties to an Employment Agreement dated as of July 14, 1995 (the "Employment Agreement").

     B. The parties have agreed that it is in their mutual interests to terminate the Employment Agreement on the terms and conditions hereinafter set forth.


                                   AGREEMENTS

     In consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

     1. EFFECTIVE DATE. This Agreement shall become effective on April 10, 1996 (the "Effective Date").

     2. TERMINATION OF EMPLOYMENT. The Employment Agreement and Glen's employment with the Company are hereby terminated. Glen hereby resigns as Chairman of the Board of the Corporation and from any positions he holds in any subsidiaries or affiliates of the Company and shall have no further duties as such. Glen also hereby resigns from the Nominating Committee of the Board of Directors of the Corporation.

     3. CONTINUATION AS DIRECTOR. Glen shall continue to serve as a director of the Corporation for the balance of the term for which he was elected. There shall be no obligation to nominate Glen to succeed himself as a Class III director of the Corporation at the expiration of the current term of his directorship. Glen shall continue to be covered as a director of the Corporation by the Indemnification Agreement dated July 14, 1995 between the Corporation and Glen, and by the indemnification provisions of the Corporation's Articles of Incorporation and By-laws and Section 4.18 of the Agreement and Plan of Reorganization among the Corporation, Horizon Outlet Centers Limited Partnership, McArthur/Glen Realty Corp., McG Outlet Centers Limited Partnership and the Operating Partnership.

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     4.   INDEMNIFICATION.  The Company hereby covenants and agrees to indemnify, defend and hold harmless Glen, promptly upon demand at any time and from time to time, to the fullest extent not prohibited by law, against any and all losses, liabilities, claims, actions, damages and expenses, including without limitation reasonable attorneys' fees and disbursements, arising out of or in connection with the fact that Glen is or was a director, officer or employee of the Company, its subsidiaries or affiliates or was serving at the request of the Company (whether directly or through an entity controlled by Glen) as a general partner of any partnership in which the Company had or has a general or limited partnership interest. Such indemnification shall continue as to Glen after he ceases to be such a director, officer, employee or general partner, as the case may be, of the Company or any of its affiliates or subsidiaries, and shall inure to the benefit of Glen's heirs, executors and administrators. The right to indemnification conferred hereby shall, subject to any requirements imposed by law, include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition.

     5. SEVERANCE. In full and complete satisfaction of the obligations of the Company under the Employment Agreement as a result of the termination of Glen's employment and in consideration for Glen's covenant not to compete set forth in Section 13 of this Agreement, the Company shall pay $900,000 to Glen as follows: $333,333 shall be paid within ten (10) days after the date hereof, and the balance shall be payable in four semi-annual installments, together with interest on the principal balance remaining from time to time unpaid at the rate of 14.12% per annum, as follows:


DUE DATE                 PRINCIPAL      INTEREST    TOTAL PAYMENT
- ----------------         ---------      --------    -------------
October 10, 1996          $141,666      $ 40,000         $181,666
April 10, 1997             141,666        30,000          171,666
October 10, 1997           141,666        20,000          161,666
April 10, 1998             141,669        10,000          151,669
                          --------      --------         --------

TOTAL                     $566,667      $100,000         $666,667


All payments to Glen shall be reduced by any social security and withholding taxes which the Company is required by law to withhold.

     6. EMPLOYMENT OF OLIVIA WALSH.

     (a) The Company shall continue to employ Olivia Walsh ("Walsh") until the first to occur of (i) the date Glen is no longer a director of the Company,
(ii) the third anniversary of the Effective Date, or (iii) Walsh's death (the "Walsh Employment Period"). During the Walsh Employment Period, Walsh shall be available to perform services for Glen on an exclusive basis and shall be permitted to travel to such locations as Glen shall require in order to perform such services.

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     (b)    During the Walsh Employment Period, the Company shall pay Walsh a base salary at the same rate per annum as she is currently receiving from the Company. Glen shall reimburse the Company for the costs to the Company of all benefits to which Walsh is entitled as an employee of the Company, including, without limiting the generality of the foregoing, the costs of including her in the Company's group insurance programs and any contributions made on her behalf under any employee benefit plans. Glen shall also pay directly for all travel and related expenses incurred by Walsh in performing her duties. Glen shall pay the amounts owed by him pursuant to this Section on a semi-annual basis on April 10 and October 10 of each year; provided that until the severance provided for in Section 5 has been paid, the Company shall deduct such amounts from the severance payments to Glen.

     (c) If Walsh's Employment Period ends prior to the third anniversary of the Effective Date, the Company shall pay to Walsh as severance (or if the Walsh Employment Period ends due to her death, to her estate as a death benefit), an amount equal to the base salary which she would have received had she continued to be employed by the Company until the third anniversary of the Effective Date, payable in the same manner as such base salary would have been payable to her had she continued to be employed by the Company. If the Walsh Employment Period ends on the third anniversary of the Effective Date, the Company shall have no obligation to pay any severance or death benefit to her.

     (d) If the Walsh Employment Period ends for any reason other than Walsh's death, the Company agrees to include Walsh in the Company's group health insurance plan for the longest period, if any, such inclusion is permitted under the Company's then existing health insurance plan (but not more than two years from the end of the Walsh Employment Period); provided that the Company's obligation to provide such coverage shall terminate on the date Walsh becomes covered by another employer's group health insurance plan and any applicable waiting periods for coverage for pre-existing conditions have lapsed. From and after the time the Company is no longer required to include Walsh in its group health insurance plan, the Company will provide group health insurance coverage to Walsh for 18 months thereafter to the extent required under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA").

     (e) Glen shall reimburse the Company for the costs to the Company of including Walsh in the Company's group health insurance plan (including coverage required by COBRA) pursuant to paragraph (c) on a semi-annual basis; provided that until the severance provided for in Section 5 has been paid, the Company shall deduct such amounts from the severance payments to Glen. Nothing contained in this Agreement shall be deemed to prohibit the Company from changing its group health insurance plan; provided that any such change shall not affect Walsh more adversely than the employees of the Company.







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

     7.   HEALTH INSURANCE.

          (a) The Company agrees to include Donald Glen in the Company's group health insurance plan until the first to occur of (i) the second anniversary of the Effective Date, and (ii) the date Donald Glen becomes covered by another employer's group health insurance plan and any applicable waiting periods for coverage for pre-existing conditions have lapsed. If the Company's obligations to provide such group health insurance terminates pursuant to Section 6(a)(i), the Company will provide group health insurance coverage to Donald Glen for 18 months thereafter to the extent required under COBRA.

          (b) Glen shall reimburse the Company for the costs of including Donald Glen in the Company's group health insurance plan on a semi-annual basis; provided that until the severance provided for in Section 5 has been paid, the Company shall deduct such amounts from the severance payments to Glen. Nothing contained in this Agreement shall be deemed to prohibit the Company from changing its group health insurance plan; provided that any such change shall not affect Donald Glen more adversely than the employees of the Company.

     8. BY-LAWS. Glen agrees to vote in favor of amended and restated By-laws of the Corporation to (a) cause the By-laws to read as if the Transition Date (as defined in the By-laws) had occurred and all provisions of the By-laws which relate solely to the period prior to the Transition Date were removed,
(b) eliminate Section 3(c), which requires that Glen and Jeffrey Kerr be nominated to succeed themselves as directors, (c) delete the definition of Transition Date, and (d) delete the office of Co-Chairman and impose the duties presently assigned to the Co-Chairman to the Chairman of the Board.

     9. USE OF COMPANY PLANE. Glen may use the Company's airplane for travel for himself and his family during periods the airplane is not required for Company use; provided that Glen shall reimburse the Company within thirty (30) days after receipt of the Company's invoice for expenses incurred by the Company for trips taken by Glen and his family at the most favorable rate charged by the Company to other directors and officers of the Company for personal use of the Company's airplane.

     10. SHARES OF AFFILIATED COMPANIES. As promptly as practicable after the Effective Date, Glen shall assign and transfer to Jeffrey A. Kerr or his designee the following shares of capital stock:

            (a)  495 Class A common shares of HGI Perryville, Inc.;

            (b)  495 Class A common shares of MG Third Party
                 Services Corp.;

            (c)  49.5 Class A common shares of First HGI, Inc.;
                 and

            (d)  47.5 Class A common shares of HGI Management
                 Corp.





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by delivering to him the certificates evidencing such shares, endorsed (or accompanied by executed stock powers) to Mr. Kerr or his designee; provided, that if any of such certificates have been lost, Glen may deliver affidavits of loss and stock powers in lieu of the original certificates. Such transfers shall be made without any consideration other than that set forth in this Agreement.

     11. RENTAL OF OFFICE SPACE. Glen may use the office space presently used by him in the Company's offices at 8400 Westpark Drive, Suite 500, McLean, Virginia (the "McLean Offices") until such time as the Company vacates the McLean Offices. Glen shall pay the Company rent on the first day of each month equal to that proportion of the total rent payable by the Company with respect to that month (including base rent and pass-throughs) which the number of square feet of Glen's office bears to the total square feet of the McLean Offices. Either party may terminate such occupancy arrangement at any time on 30 days' prior written notice to the other party.

     12. PERSONAL PROPERTY. The Company acknowledges that the Russell Chatham paintings, certain lithographs, photographs, furniture and office equipment in the McLean Offices are the property of Glen. The parties shall prepare a list of such property at the McLean Offices owned by Glen promptly after the Effective Date (the property so listed being referred to as the "Glen Property"). Glen shall remove the Glen Property at his cost and expense at or before such time as the lease of the McLean Offices expires or Glen ceases to rent office space in the McLean Offices from the Company. Within thirty (30) days after the Effective Date, Glen may purchase the office equipment and computer used by Walsh from the Company at a price which is agreed upon by Glen and the Company.

     13.   COMPETITION.

          (a) In consideration of the payment made by the Company to Glen pursuant to Paragraph 5 hereof, Glen hereby agrees that during the Noncompete Period (as hereinafter defined), without the prior written approval of the Company, Glen shall not, directly or indirectly,

                  (i)  enter into or in any manner take part
                       in any manufacturer outlet shopping center business, either individually or as an officer, director, employee, agent, consultant, partner, investor (excluding ownership of interests in the Company, Glen's indirect interest in MG Medford Limited Partnership, Glen's interest as a limited partner of MG Patchogue Limited Partnership and passive investments aggregating not more than five percent (5%) of any such entity's total outstanding voting securities), principal or otherwise, in the United States or Canada;

                  (ii) solicit, divert, take away or enter
                       into any leases or the like with, or attempt to solicit, divert, take away or enter into any leases or the like with, any entity or its Affiliates which during the term of Glen's




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

                        employment with the Company leased space at a factory outlet center owned by the Company or Affiliate of the Company, wherever located in the continental United States. Notwithstanding anything to the contrary herein, nothing herein shall prohibit Glen from soliciting, attempting to solicit or assisting in the solicitation of any entity which was a tenant in any of the manufacturer outlet centers developed, owned or operated by the Company in connection with any other activity (including real estate activity) that does not relate to the manufacturer outlet center business (a manufacturer outlet center being defined, for this purpose, as a shopping center primarily tenanted by manufacturers operating outlet merchandise stores); or

                 (iii) solicit, attempt to solicit, advise,
                       hire for employment or engage, any person who is an employee of the Company or an Affiliate of the Company as of the Effective Date; provided that Glen may solicit, advise, hire for employment or engage without the Company's consent any one or more of Douglas MacLatchy, Margaret Ernst, Olivia Walsh or any other employee of the Company terminated on or prior to the Effective Date, and may solicit, advise, hire for employment or engage with the Company's consent any employee of the Company discharged by the Company after the Effective Date; provided that in no event shall such employees be involved directly or indirectly on Glen's behalf in any of the activities prohibited pursuant to clauses (i) and (ii) of this Section 13(a).

     As used herein, "Affiliate" means, when used with respect to an entity or the Company, (i) any Person (as hereinafter defined) which directly or indirectly controls, is controlled by or under common control with such entity or the Company, (ii) any Person who directly or indirectly owns, controls or holds the power to vote ten percent (10%) or more of the outstanding securities of such entity or the Company. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. As used herein, "Person" means any individual, partnership, corporation, trust or other entity. As used herein, "Noncompete Period" means the period commencing on the Effective Date and ending on the later to occur of (i) the date Glen ceases to be a director of the Corporation, or (ii) the second anniversary of the Effective Date.

        (b) Glen acknowledges that, as a key executive employee, Glen has been involved, and as a director, Glen will be involved, on a high level, in the development, implementation and management of the Company's national business strategies and plans, including those which involve the Company's finances, research, marketing, planning, operations, industrial relations and property acquisitions. By virtue of Glen's unique and sensitive position and special background, employment of Glen by a competitor of the Company represents a serious competitive danger to the Company, and the




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

use of Glen's talent and knowledge and information about the Company's business strategies can and would constitute a valuable competitive advantage over the Company; provided, however, that nothing herein shall prohibit Glen from using his special background and talent in connection with any other activity (including real estate activity) that does not relate to the manufacturer outlet center business.

     (c) Glen acknowledges that enforcement of the covenants set forth in this Paragraph 13 and in Paragraph 14 hereof will not prevent him from earning a living in the real estate industry.

     (d) Glen acknowledges that he has carefully read and considered all of the terms of this Agreement, including particularly the terms of this Paragraph 13 and of Paragraph 14 hereof, that the Company has made a substantial investment in the Company's business and that the restrictions provided in this Paragraph 13 and the following Paragraph 14 hereof are reasonable and necessary for the Company's protection. Glen further acknowledges that damages at law will not be a measurable or adequate remedy for breach of the covenants contained in this Paragraph 13 or in Paragraph 14 hereof and, accordingly Glen consents to the entry by any court of competent jurisdiction of any order enjoining him from violating any such covenants without bond. The parties hereto further agree that if, in any judicial proceeding, a court should refuse to enforce any covenants set forth in this Paragraph 13 or in Paragraph 14 hereof because of their term or geographical scope, then such covenants shall be deemed to be modified to permit their enforcement to the maximum extent permitted by law.

     14. CONFIDENTIALITY. Glen acknowledges and agrees that the Company competes in a highly competitive industry and in competitive markets and that as a senior executive officer Glen has had and as a director Glen may continue to have access to proprietary and confidential information and trade secrets of the Company and its Affiliates and their respective predecessors. Glen agrees that he will not, without the written consent of the Company, disclose or knowingly permit any entity under his control to disclose to anyone not properly entitled to the information or use for his own benefit or the benefit of anyone else other than the Company or any Affiliate of the Company, any such trade secrets or proprietary or confidential information relating to the Company and its Affiliates.

     15. RELEASE. Glen, for himself and his heirs and personal representatives, hereby fully and forever unconditionally releases and discharges the Company and its directors, officers, agents and employees from all obligations and liabilities arising under the Employment Agreement, other than its obligation to pay base salary for the current pay period ending on the Effective Date and its obligations under this Agreement.

     The Company, for itself and its successors and assigns, hereby fully and forever unconditionally releases and discharges Glen from all obligations and liabilities arising under the Employment Agreement, other than his obligations under this Agreement.

     16. OUTLOT AGREEMENT. The parties confirm that the Agreement dated as of March 13, 1995 among Glen, the Corporation, Horizon Outlet Centers Limited Partnership, McArthur/Glen Realty




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

Corp. and McG Outlet Centers Limited Partnership, shall continue in full force and effect pursuant to its terms.

     17. MG MEDFORD. Glen Investors, Inc. ("GII") shall withdraw as general partner of MG Medford Limited Partnership, a District of Columbia limited partnership ("Medford"), as of December 20, 1997, and the Company hereby consents to such withdrawal. Glen shall cause GII to withdraw as such general partner at an earlier date if requested to do so by the Company. No consideration shall be paid to GII for any such withdrawal other than the units of the Operating Partnership presently reserved for issuance in exchange for the surrender of GII's interest in Medford.

     18. PATCHOGUE. Glen agrees to transfer to the Company at any time the Company so requests his limited partnership interest in MG Patchogue Limited Partnership solely in exchange for an indemnification by the Company from any New York State capital gains taxes owed by Glen with respect to such interest.

     19. AMENDMENT TO LOCK-UP LETTER. The Corporation and Glen entered into a letter agreement dated July 14, 1995 (the "Lock-Up Letter") with respect to periods during which Glen would not effect any offer, sale, contract to sell or other disposal of any Shares and/or Units (as those terms are defined in the Lock-Out Letter). The parties have agreed that 300,000 Shares owned beneficially by Glen and any entity controlled by him shall not be subject to the Lock-Out Letter. The parties accordingly hereby agree that Section 2 of the Lock-Out Letter is hereby amended to change the "period" appearing at the end of that Section to a "semi-colon" and to add after such semi-colon the following:

            "provided, however, the aforementioned restrictions shall not apply to the first 300,000 Shares, in the aggregate, sold by the undersigned and any entity controlled by him after April 10, 1996."

     20. REIMBURSEMENT OF ATTORNEYS' FEES. The Company shall reimburse Glen for up to $10,000 of attorneys' fees incurred by him in connection with the negotiation of this Agreement. Such reimbursement shall be paid within 30 days after presentation to the Company of a bill for such attorneys' fees setting forth in detail the services rendered.

     21. WAIVER. A waiver by any party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such terms and conditions for the future, or of any subsequent breach thereof.

     22. NOTICES. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when personally delivered or, if mailed, on the third business day after it is deposited in the United States mails, certified or registered mail, postage prepaid and addressed as follows:




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



                To Glen:         Alan Glen
                                 988 Third Green
                                 Incline Village, Nevada   89451

                To the Company:  HGI Realty, Inc.
                                 5000 Hakes Drive
                                 Muskegon, Michigan   49441
                                 Attention:  Mr. Jeffrey A. Kerr


     Any party may change by notice the address to which notices to it are to be addressed.

     23. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the principles of conflicts of laws thereof.

     24. AMENDMENTS, ETC. The Agreement may not be varied, altered, modified, changed, or in any way amended except by an instrument in writing, executed by the parties hereto or their legal representatives.

     25. HEADINGS AND CAPTIONS. Headings and paragraph captions used in this Agreement are intended for convenience of reference only and shall not affect the interpretation of this Agreement.

     26. PREVAILING PARTY. The Company shall pay all reasonable expenses (including attorneys' fees) incurred by Glen in enforcing any provisions of this Agreement or prosecuting a claim for breach thereof; provided, however, that Glen is the prevailing party. Glen shall pay all reasonable expenses (including attorneys' fees) incurred by the Company in enforcing any provisions of this Agreement or prosecuting a claim for breach thereof; provided, however, that the Company is the prevailing party.

     27. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, which taken together shall be deemed to constitute one original.

     28. JOINT AND SEVERAL OBLIGATIONS. The obligations of the Company and the Operating Partnership hereunder are joint and several, and Glen may enforce such obligations against either without any requirement to make demand on the other.

     29. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Glen and his heirs and personal representatives and the Company and its successors and assigns. This Agreement is personal to Glen and may not be assigned by him.

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     30.   FACSIMILE SIGNATURES.  This Agreement may be signed and delivered by facsimile machine. The parties agree that an agreement so transmitted shall have the same force and effect as if an original executed document had been delivered.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                      HGI REALTY, INC.


                                      By:/s/ Jeffrey A. Kerr
                                         ----------------------------
                                      Title: President
                                         ----------------------------

                                      HORIZON/GLEN OUTLET CENTERS LIMITED
                                      PARTNERSHIP

                                      By: HGI REALTY, INC., its General Partner



                                      By:/s/ Joseph Cattivera
                                         ----------------------------
                                      Title: Executive Vice President
                                             ------------------------


                                      /s/ Alan Glen
                                      -------------------------------
                                          ALAN GLEN





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